Exhibit 10.58

AMENDMENT NO. 1

TO THE

COCA-COLA BOTTLING CO. CONSOLIDATED

DIRECTOR DEFERRAL PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2014)

THIS AMENDMENT NO. 1 to the Coca-Cola Bottling Co. Consolidated Director Deferral Plan (as amended and restated effective as of January 1, 2014) (the “Plan”) is adopted by the Committee.

WHEREAS, Coca-Cola Bottling Co. Consolidated (the “Company”) has adopted and maintained the Plan to permit non-employee directors to defer payment of director fees;

WHEREAS, the Plan authorizes the Committee to make amendments to the Plan; and

WHEREAS, the Committee desires to amend the Plan to increase the age at which Plan benefits must be distributed.

NOW THEREFORE, the Plan shall be amended effective as of January 1, 2014 to delete Section 5.2 in its entirety and replace it with the following:

“5.2	Payment Elections.

(a)Class Year Payment Elections.  For each Plan Year beginning after 2013, a Participant shall make a payment election from among the available forms and timing of payment set forth in Section 5.2(b) that shall apply to the Class Year Deferral for such Plan Year.

(b)Forms and Timing of Payment.  A Participant shall elect from among the following forms of payment for each Class Year Deferral.  The Participant may elect one form of payment to apply if payment is made on account of the Participant’s Termination of Service and a different form of payment to apply if payment is made on account of reaching a designated date in accordance with the following:

(i)Lump Sum Payment Due to Termination of Service.  The balance of the applicable Class Year Deferral shall be payable on account of the Participant’s Termination of Service to the Participant (or Beneficiary in case of death) in a single lump sum payment as soon as practicable (but no later than 60 days) after such Termination of Service.  Notwithstanding the preceding sentence, if the Participant attains age 79 before the Participant’s Termination of Service, such lump sum payment shall be paid in the calendar quarter next following the calendar quarter in which the Participant attains age 79.

(ii)Lump Sum Payment as of a Designated Date.  The balance of the applicable Class Year Deferral shall be payable, on account of reaching a date designated by the Participant, in a single lump sum payment as of such designated date; provided, however, that such designated date may not be earlier than the beginning of the second Plan Year following the Plan Year to which the Class Year Deferral applies or later than the calendar year in which the

Participant attains age 79.  Notwithstanding the preceding sentence, if the Participant has a Termination of Service before the date designated by the Participant, payment shall be made in the form elected by the Participant pursuant to Section 5.2(b) to apply upon Termination of Service.

(iii)Monthly Installments Due to Termination of Service.  The balance of the applicable Class Year Deferral shall be payable on account of the Participant’s Termination of Service to the Participant (or Beneficiary in case of death) in monthly installments over a period of 5, 10 or 15 years commencing as soon as practicable (but no later than 60 days) after such Termination of Service.  Notwithstanding the preceding sentence, if the Participant attains age 79 before the Participant’s Termination of Service, such monthly installments shall commence to be paid in the calendar quarter next following the calendar quarter in which the Participant attains age 79.

(iv)Monthly Installments as of a Designated Date.  The balance of the applicable Class Year Deferral shall be payable, on account of reaching a date designated by the Participant, in monthly installments over a period of 5, 10 or 15 years commencing as of such designated date; provided, however, that such designated date shall not be earlier than the beginning of the second Plan Year following the Plan Year to which the Class Year Deferral applies or later than the calendar year in which the Participant attains age 79.  Notwithstanding the preceding sentence, if the Participant has a Termination of Service before the date designated by the Participant, payment shall be made in the form elected by the Participant pursuant to Section 5.2(b) to apply upon Termination of Service.

(v)Default Election.  If a Participant described in Section 5.2(a) fails to make a class year payment election for a Class Year Deferral in accordance with the provisions of this Section, the Participant shall be deemed to have elected for such Class Year Deferral a lump sum payment commencing at Termination of Service as described in Section 5.2(b)(i).

(c)Subsequent Changes to Payment Elections.  A Participant may change the form or timing of the payment elected under Section 5.2(b), or the form or timing of payment subsequently elected under this Section 5.2(c), with respect to a Class Year Deferral only if (i) such election is made at least 12 months prior to the date the payment of the Class Year Deferral would have otherwise commenced, and (ii) the effect of such election is to defer commencement of such payments by at least 5 years.  Notwithstanding any other provision of this Subsection, no election may be made under this Subsection if the effect of such election would be to commence payment of the Participant’s Class Year Deferral after the Participant’s attainment of age 79.”

The Coca-Cola Bottling Co. Consolidated Director Deferral Plan (as amended and restated effective January 1, 2014), as amended by this Amendment No. 1, is hereby ratified and confirmed in all respects.

Plan Administrator of the plan

By:	/s/ Clifford M. Deal, III
Clifford M. Deal, III

Date:  December 10, 2013

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